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                                                                     Exhibit 5.1


                             Mourant du Feu & Jeune

                                   P O Box 87
                              22 Grenville Street
                                   St Helier
                                 Jersey JE4 8PX
                                Channel Islands

                             T +44 (0) 1534 609 000
                             F +44 (0) 1534 609 333
                                www.mourant.com


WNS (Holdings) Limited
22 Grenville Street
St Helier
Jersey JE4 8PX

25 July 2006

Our ref: 2021263\RAINJ\MdFJ\377630\11

Gentlemen,

         RE: WNS (HOLDINGS) LIMITED
             REGISTRATION STATEMENT ON FORM F-1



We have acted as your counsel in connection with the registration, offering and sale under the Securities Act of 1933, as amended, of up to 12,763,708 equity shares (including up to 1,561,000 equity shares that the underwriters have the option to purchase to cover over allotments, if any), par value 10 pence per share (the "Shares") of WNS (Holdings) Limited, a company with limited liability incorporated under the laws of Jersey, Channel Island (the "Company"). Of the 12,763,708 Shares the subject of the offer and sale, up to 4,473,684 Shares (the "Primary Shares") are being offered by the Company and up to 8,290,024 Shares (the "Selling Shareholder Shares") are being offered by the selling shareholders identified as such in the Registration Statement (as defined below). Each of the Shares being so registered is represented by one (1) American Depositary Share.



We have examined the registration statement on Form F-1 Amendment No. 2 (the "Registration Statement") to be filed by you with the United States Securities and Exchange Commission on 25 July 2006 for the purpose of registering the Shares. The Shares are to be sold to the underwriters for resale to the public in a form evidenced by American Depositary Receipts, to be issued by the Depositary, all as described and defined in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto (the "Underwriting Agreement").


DOCUMENTS EXAMINED

In connection with the sale of Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of Jersey law as we have deemed necessary as a basis for the opinions hereinafter expressed. In particular we have examined copies of the following in the form delivered to us by the Company:

- minutes of board and/or committee meetings of the Company whereby the directors or the committee (as the case may be) resolved, inter alia, that the Company allot and issue the Primary Shares, to ratify and confirm the issue of the Selling Shareholder Shares and to approve the entry into the Underwriting Agreement;

- the memorandum and articles of association of the Company which are to come into effect immediately prior to the sale and issue of the Shares as confirmed to us by a director of the Company;

- the memorandum and articles of association of the Company confirmed by a director of the Company to us to be currently in force; and

- the register of members of the Company confirmed by a director of the Company to us to be accurate and complete as at the date hereof and to show all current and past members of the Company.

ASSUMPTIONS / RELIANCE ON DIRECTORS

In all such examinations and in giving the opinion expressed herein, we have assumed the genuineness of all signatures, the authenticity, completeness and accuracy of all documents, certificates and instruments submitted to us and the conformity with originals of all documents submitted to us as copies.

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We have also assumed that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of its entry into the transactions pursuant to or contemplated by the Underwriting Agreement including, without limitation, the issue of the Primary Shares. We have further assumed that the Company took no action (directly or indirectly) to assist any shareholder in its acquisition of any Selling Shareholder Shares and that the Selling Shareholder Shares were issued on arm's length commercial terms.

In giving the opinions as to Jersey law expressed herein, we have also considered certain matters of fact. With your consent, we have relied upon certificates and other assurances of directors of the Company and others as to such matters of fact, without having independently verified such factual matters.

OPINIONS

Strictly limited to Jersey law, it is our opinion that (i) the Primary Shares to be sold pursuant to the Underwriting Agreement have been duly authorized and when issued in accordance with the Underwriting Agreement and upon receipt by the Company of the full consideration payable for the Primary Shares and upon entry of the name of Deutsche Bank Trust Company Americas or its nominee in the Company's register of members, will have been validly issued, and will be fully paid and non-assessable and (ii) the Selling Shareholder Shares are duly authorized, are validly issued, fully paid and non-assessable. By "non-assessable" we mean that no further sums shall be payable by a shareholder in respect of the purchase of a Share.

We hereby confirm to you that subject to the assumptions and limitations set forth therein, the statements set forth under the caption "Taxation-Jersey Tax Consequences" in the prospectus included in the Registration Statement constitute our opinion with respect to the Jersey income tax consequences of the acquisition, ownership and disposition of the Shares and the American Depositary Shares representing such Shares.

CONSENT

We consent to the reference to our name under the captions "Legal Matters" and "Enforcement of Civil Liabilities" in the prospectus included as a part of the Registration Statement and any amendments thereto and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the provisions of the rules and regulations of the Securities and Exchange Commission.

JERSEY LAW

This opinion is limited to matters of and is interpreted in accordance with Jersey law as at the date hereof and we express no opinion with respect to the laws of any other jurisdiction.


Yours faithfully

/s/ Mourant du Feu & Jeune

MOURANT DU FEU & JEUNE